Exhibit 99.1

Interleukin Genetics Reports Third Quarter 2010 Financial Results

WALTHAM, MA — November 11, 2010 - Interleukin Genetics, Inc. (OTCQB: ILIU) today announced financial and operational results for the third quarter ended September 30, 2010.

Revenue for the three months ended September 30, 2010 was $0.5 million compared to $0.3 million for the same period in the prior year. The increase was primarily attributable to greater genetic test revenue as we experience positive growth.

Research and development expenses were $0.4 million for the three months ended September 30, 2010 compared to $0.9 million for the same period in the prior year. The decrease is primarily attributable to lower clinical trial expenses, compensation and patent portfolio related expenses.

Selling, general and administrative expenses were $1.1 million for the three months ended September 30, 2010, compared to $1.7 million for same period in the prior year. The decrease was primarily attributable to lower product development and advertising costs associated with our Inherent Health™ brand of genetic tests incurred in the rollout of these tests in 2009 and lower administrative consulting and compensation expenses.

The Company reported a net loss from continuing operations of $1.4 million, or $(0.04) per basic and diluted common share, for the third quarter of 2010, compared to a loss from continuing operations of $2.6 million, or $(0.08) per basic and diluted shares for the same period in the prior year. On September 30, 2010, the Company had cash and cash equivalents of $5.2 million.

“We are pleased to show continued revenue driven by our Weight Management genetic test and sales of our new Wellness Select combination product,” said Lewis H. Bender, CEO, Interleukin Genetics, Inc. “We are encouraged by the data from clinical programs we have undertaken in the fields of obesity, osteoarthritis and periodontal disease, and look forward to generating results for increased distribution and insurance reimbursement for certain genetic tests.”

3rd Quarter Clinical Research Highlights

Periodontal Disease
The Company announced in August 2010 it would begin a 4,000 patient landmark clinical study with the University of Michigan and Renaissance Health Service Corporation that will evaluate risk factors predictive of periodontal disease progression to tooth loss using a new version of Interleukin Genetics’ PST genetic test.  The clinical study conduced with the University of Michigan and sponsored by Renaissance Health Services is using a large dental claims database and is designed to test whether risk factors, including genetic information, can guide more successful intervention and thus reduce the adverse outcomes of periodontal disease, such as tooth loss.

Osteoarthritis
The Company announced in September 2010 findings with the Thurston Arthritis Research Center at the University of North Carolina at Chapel Hill from a large clinical study to evaluate the role of genetic factors in osteoarthritis progression. The study showed patients with radiographic evidence of knee osteoarthritis who inherited a specific pattern of genetic variations in the interleukin-1 receptor antagonist (IL-1Ra) gene were almost twice as likely to progress to severe disease as other patients and validated results from a previously announced clinical study. Results from the second study, which followed 1,154 patients for up to 11 years, were presented at the fall World Congress on Osteoarthritis in Brussels, Belgium.

Conference Call and Webcast Information
Interleukin Genetics will host a live conference call and webcast today at 4:30 p.m. EST to review the Company’s new business developments and third quarter financial results.  To access the live call, dial (877) 324-1976 (domestic) or (631) 291-4550 (international). The live webcast and replay access will be available on the Investors section of the Company’s website at http://www.ilgenetics.com.

About Interleukin Genetics
Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets a line of genetic tests under the Inherent Health® brand.  The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. Interleukin Genetics’ flagship products include its proprietary PST® genetic risk panel for periodontal disease and tooth loss susceptibility sold through dentists, and the Inherent Health Weight Management Genetic Test that identifies the most effective diet and exercise program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, MA and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratories Improvements Act (CLIA).  For more information please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements, including statements regarding the potential for increased distribution and insurance reimbursement for certain genetic tests.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Company’s  annual report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

INTERLEUKIN GENETICS, INC.
FINANCIAL HIGHLIGHTS

Balance Sheet Data :	September 30,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$5,202,022	$906,248
Total current assets	$5,823,257	$1,315,991
Total assets	$7,138,868	$3,069,463

Total current liabilities	$1,665,153	$1,834,091
Total liabilities	$12,665,153	$8,834,091

Total shareholders' deficit	$(5,526,285)	$(5,764,628)

Total liabilities and shareholders' deficit	$7,138,868	$3,069,463

Statement of Operations Data (Unaudited):	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue:
Genetic testing service revenue	$531,151	$119,309	$1,460,601	$352,130
Contract research revenue	-	198,203	-	520,935
Other	13,593	5,370	25,805	20,274

Total revenue	544,744	322,882	1,486,406	893,339
Cost of revenue	409,010	305,303	1,254,033	912,150

Gross profit (loss)	135,734	17,579	232,373	(18,811)

Operating costs and expenses:
Research and development	427,407	873,195	1,428,523	2,628,943
Selling, general and administrative	1,058,062	1,660,235	3,840,806	4,473,860
Amortization of intangibles	28,863	28,863	86,590	86,590

Total operating expenses	1,514,332	2,562,293	5,355,919	7,189,393

Loss from operations	(1,378,598)	(2,544,714)	(5,123,546)	(7,208,204)

Total other income and (expense), net	(63,545)	(40,219)	(177,371)	(98,458)
Loss from continuing operations
before income taxes	(1,442,143)	(2,584,933)	(5,300,917)	(7,306,662)
Income taxes	-	-	-	-

Loss from continuing operations	$(1,442,143)	$(2,584,933)	$(5,300,917)	$(7,306,662)

Income (loss) from discontinued operations,
net of income taxes	-	40,661	482,530	(1,405,214)

Net loss	$(1,442,143)	$(2,544,272)	$(4,818,387)	$(8,711,876)

Basic and diluted net loss per
common share from:
Continuing operations	$(0.04)	$(0.08)	$(0.15)	$(0.23)
Discontinued operations	0.00	0.00	0.01	(0.04)
Net loss	$(0.04)	$(0.08)	$(0.14)	$(0.27)

Weighted average common shares outstanding,
basic and diluted	36,545,747	32,059,258	35,410,705	31,975,953

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Contacts:

Erin Walsh
Interleukin Genetics
781-419-4707
ewalsh@ilgenetics.com